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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Micro Therapeutics, Inc. on Forms S-8 (File No. 333-23361 and File No. 333-23367) for the Employee Stock Purchase Plan, and for the 1993 Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan and 1996 Stock Incentive Plan of our report dated February 18, 1998, except for the second paragraph of Note 18, as to which the date is March 12, 1988 on our audits of the consolidated financial statements of Micro Therapeutics, Inc. as of December 31, 1997 and for the years ended December 31, 1996 and 1997, which report is included in this 1997 Annual Report on Form 10-KSB.


COOPERS & LYBRAND L.L.P.


/s/ COOPERS & LYBRAND L.L.P.

Newport Beach, California
March 27, 1998